Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-223189
PROSPECTUS

Chesapeake Energy Corporation

Offers to Exchange
$1,300,000,000 of 8.00% Senior Notes due 2025
that have been registered under the Securities Act of 1933
for any and all outstanding
$1,300,000,000 of 8.00% Senior Notes due 2025
that have not been registered under the Securities Act of 1933
and
$1,300,000,000 of 8.00% Senior Notes due 2027
that have been registered under the Securities Act of 1933
for any and all outstanding
$1,300,000,000 of 8.00% Senior Notes due 2027
that have not been registered under the Securities Act of 1933

Each series of exchange notes:

•     will be freely tradable upon exchange;
•     will be issued under the same indenture as the corresponding series of outstanding notes; and
•     will have terms identical in all material respects to the terms of the corresponding series of outstanding notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes and (ii) the exchange notes will not contain provisions relating to additional interest relating to our registration obligations

The exchange offers:

•     expire at 5:00 p.m., New York City time, on May 9, 2018, unless extended; and
•     are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered.

You should note that:

•     we will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of the corresponding series of exchange notes that we have registered under the Securities Act;
•     all interest due and payable on the outstanding notes will become due on the same terms under the exchange notes;
•     you may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offers for that series;
•     if you fail to tender your outstanding notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected;
•     each series of outstanding notes may be exchanged for the corresponding series of exchange notes only in minimum denominations of $2,000 and integral multiples of $1,000;
•     the exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes; and
•     we will not receive any proceeds from these exchange offers.

Please read “Risk Factors” beginning on page 13 for a discussion of factors you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to these exchange offers in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge by way of the letter of transmittal that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) to purchasers in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales of the notes received in the exchange offers. We have agreed to make this prospectus available to broker-dealers for use in connection with any such resale for a period ending on May 21, 2018. See “Plan of Distribution.”

YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFERS.

The date of this prospectus is April 11, 2018.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
FORWARD-LOOKING STATEMENTS	3
SUMMARY	4
CHESAPEAKE ENERGY CORPORATION	4
EXCHANGE OFFERS	5
TERMS OF THE EXCHANGE NOTES	9
RISK FACTORS	13
USE OF PROCEEDS	18
RATIOS OF EARNINGS TO FIXED CHARGES	19
EXCHANGE OFFERS	20
DESCRIPTION OF THE NOTES	27
BOOK-ENTRY, DELIVERY AND FORM	48
CERTAIN U.S. FEDERAL TAX CONSEQUENCES	51
PLAN OF DISTRIBUTION	53
LEGAL MATTERS	55
EXPERTS	55
ANNEX A - LETTER OF TRANSMITTAL	A-1

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the SEC. We have not authorized anyone to provide you with any information or made any representation other than those contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making any offer to sell or exchange these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate only as of the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma, 73118; Attention: Investor Relations; telephone number: (405) 848-8000. To obtain timely delivery, you must request the information no later than May 2, 2018. The exhibits to the documents incorporated by reference will generally not be made available unless they are specifically incorporated by reference in the documents.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.chk.com, where we post our SEC filings. The information on, or accessible from, our website is not a part of this prospectus and is not incorporated by reference in this prospectus.
We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless this prospectus or the information incorporated by reference herein indicates that another date applies, you should not assume that the information in this prospectus is current as of any date other than the date of this prospectus or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference.
We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information furnished and not filed in accordance with SEC rules), on or after the date of this prospectus and until the exchange offers described in this prospectus are completed or otherwise terminated. These reports contain important information about us, our financial condition and our results of operations.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017; and

•
the information included in Chesapeake’s Definitive Proxy Statement on Schedule 14A filed on April 6, 2018 to the extent incorporated by reference in Part III of Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2017.

You may request a copy of our filings, at no cost, by writing or telephoning us at the following address or phone number:
Chesapeake Energy Corporation
Attention: Investor Relations
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THE PROSPECTUS.

FORWARD-LOOKING STATEMENTS
This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include our current expectations or forecasts of future events, including statements regarding planned debt reductions, cash flow, improvements in margin and other statements that are not statements of fact. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect,", “could”, “may”, "anticipate," "intend," "plan,", “ability,” "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “guidance,” “opportunity” or “strategy.”
Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•	the volatility of oil, natural gas and NGL prices;

•	uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures;

•	our ability to replace reserves and sustain production;

•	drilling and operating risks and resulting liabilities;

•	our ability to generate profits or achieve targeted results in drilling and well operations;

•	the limitations our level of indebtedness may have on our financial flexibility;

•	our inability to access the capital markets on favorable terms;

•	the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations;

•	adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims;

•	effects of environmental protection laws and regulation on our business;

•	terrorist activities and/or cyber-attacks adversely impacting our operations; and

•	other factors that are described under Risk Factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
We caution you not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the filing date of the document in which they are made, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures in this prospectus and our other filings with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business. Please see “Where You Can Find More Information.”

SUMMARY
This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offers and the exchange notes and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offers, you should read this entire prospectus carefully, including the information incorporated by reference in this prospectus and the “Risk Factors” section beginning on page 13 of this prospectus.

Except as otherwise required or indicated, references to the “Company,” “Chesapeake,” “we,” “our,” “us” or like terms refer to Chesapeake Energy Corporation and its subsidiaries, collectively.

CHESAPEAKE ENERGY CORPORATION
Chesapeake Energy Corporation is an independent oil and natural gas exploration and production company engaged in the acquisition, exploration and development of properties for the production of oil, natural gas and NGLs from underground reservoirs. We own a large and geographically diverse resource base of onshore U.S. unconventional natural gas and liquids assets, including interests in approximately 17,300 oil and natural gas wells. We have leading positions in the liquids-rich resource plays of the Eagle Ford Shale in South Texas, the Anadarko Basin in northwestern Oklahoma and the stacked pay in the Powder River Basin in Wyoming. Our natural gas resource plays are the Marcellus Shale in the northern Appalachian Basin in Pennsylvania, the Haynesville/Bossier Shales in northwestern Louisiana and East Texas and the Utica Shale in Ohio.
We are an Oklahoma corporation. Our principal offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is 405-935-8000. Further information is available at www.chk.com. Information that you may find on our website is not part of this prospectus and is not incorporated by reference into this prospectus.

EXCHANGE OFFERS
On December 20, 2016, we issued $1,000,000,000 aggregate principal amount of 8.00% Senior Notes due 2025 (the “initial 2025 notes”) in a transaction exempt from or not subject to registration under the Securities Act. In connection therewith, Chesapeake Energy Corporation and certain subsidiary guarantors named therein entered into a registration rights agreement (the “initial 2025 registration rights agreement”) with Deutsche Bank Securities Inc. pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer for the initial 2025 notes on or prior to June 13, 2018.

On October 12, 2017, we issued an additional $300,000,000 of the 8.00% Senior Notes due 2025 (the “additional 2025 notes” and, together with the initial 2025 notes, the “outstanding 2025 notes”) in a transaction exempt from or not subject to registration under the Securities Act. The additional 2025 notes were issued as “additional notes” under the indenture pursuant to which we had issued the previously issued 2025 notes. The additional 2025 notes had identical terms as the previously issued 2025 notes, other than the issue date. In connection therewith, Chesapeake Energy Corporation and certain subsidiary guarantors named therein entered into a registration rights agreement (the “second 2025 registration rights agreement” and, together with the initial 2025 registration rights agreement, the “2025 registration rights agreements”) with Morgan Stanley & Co. LLC pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer for the additional 2025 notes on or prior to June 13, 2018. The previously issued 2025 notes do not currently trade fungibly under the same CUSIP number with the additional 2025 notes. Upon the completion of this exchange offer of the 2025 exchange notes, we expect that such 2025 exchange notes issued in respect of both the previously issued 2025 notes and the additional 2025 notes will trade fungibly under the same CUSIP number.

On June 6, 2017, we issued $750,000,000 aggregate principal amount of 8.00% Senior Notes due 2027 (the “initial 2027 notes”) in a transaction exempt from or not subject to registration under the Securities Act. In connection therewith, Chesapeake Energy Corporation and certain subsidiary guarantors named therein entered into a registration rights agreement (the “initial 2027 registration rights agreement”) with Citigroup Global Markets Inc. pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer for the initial 2027 notes on or prior to November 28, 2018.

On October 12, 2017, we issued an additional $550,000,000 of 8.00% Senior Notes due 2027 (the “additional 2027 notes” and, together with the initial 2027 notes, the “outstanding 2027 notes”) in a transaction exempt from or not subject to registration under the Securities Act. The additional 2027 notes were issued as “additional notes” under the indenture pursuant to which we had issued the previously issued 2027 notes. The additional 2027 notes had identical terms as the previously issued 2027 notes, other than the issue date. In connection therewith, Chesapeake Energy Corporation and certain subsidiary guarantors named therein entered into a registration rights agreement (the “second 2027 registration rights agreement” and, together with the initial 2027 registration rights agreement, the “2027 registration rights agreements”) with Morgan Stanley & Co. LLC pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer for the additional 2027 notes on or prior to November 28, 2018. The 2025 registration rights agreements and 2027 registration rights agreements are collectively referred to as the “registration rights agreements” and the outstanding 2025 notes and the outstanding 2027 notes are collectively referred to as the “outstanding notes.”

We refer to the offers to exchange, collectively, as the “exchange offers.”

The following is a summary of the exchange offers.

Outstanding Notes
On December 20, 2016, we issued $1,000,000,000 aggregate principal amount of the initial 2025 notes. On October 12, 2017, we issued $300,000,000 aggregate principal amount of the additional 2025 notes.

On June 6, 2017, we issued $750,000,000 aggregate principal amount of the initial 2027 notes. On October 12, 2017, we issued $550,000,000 aggregate principal amount of the additional 2027 notes.

Exchange Notes
The notes to be issued upon exchange of the outstanding 2025 notes (the “2025 exchange notes”) will be our 8.00% Senior Notes due 2025, having terms that are identical in all material respects to the terms of the outstanding 2025 notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding 2025 notes do not apply to the 2025 exchange notes and (ii) the 2025 exchange notes will not contain provisions relating to additional interest relating to our registration obligations.

The notes to be issued upon exchange of the outstanding 2027 notes (the “2027 exchange notes” and, together with the 2025 exchange notes, the “exchange notes”) will be our 8.00% Senior Notes due 2027, having terms that are identical in all material respects to the terms of the outstanding 2027 notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding 2027 notes do not apply to the 2027 exchange notes and (ii) the 2027 exchange notes will not contain provisions relating to additional interest relating to our registration obligations.

Exchange Offers
We are offering to exchange up to $1,300,000,000 aggregate principal amount of our 8.00% Senior Notes due 2025 for an equal amount of our outstanding 8.00% Senior Notes due 2025 and up to $1,300,000,000 aggregate principal amount of our 8.00% Senior Notes due 2027 for an equal amount of our outstanding 8.00% Senior Notes due 2027 to satisfy our respective obligations under the registration rights agreements.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on May 9, 2018, unless we decide to extend them.
Conditions to the Exchange Offers
We will not accept outstanding notes for exchange if the exchange offers or the making of any exchange by a holder of the outstanding notes would violate any applicable law or SEC policy. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to either of the exchange offers. Please read “Exchange Offers—Conditions to the Exchange Offers” for more information about the conditions to the exchange offers.

Procedures for Tendering Outstanding Notes
All of the outstanding notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). To participate in the exchange offers, you must follow the automatic tender offer program (“ATOP”) procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offers, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:
•     DTC has received instructions to exchange your notes; and
•     you agree to be bound by the terms of the letter of transmittal in Annex A hereto.
For more details, please read “Exchange Offers—Terms of the Exchange Offers” and “Exchange Offers—Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders
You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offers. Please read “Exchange Offers—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes
If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offers before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date. Please read “Exchange Offers—Terms of the Exchange Offers.”

Special Procedures for Beneficial Owners
If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the outstanding notes in the exchange offers, please contact the registered holder as soon as possible and instruct it to tender on your behalf and to comply with our instructions described in this prospectus.

Fees and Expenses	We will bear all expenses related to the exchange offers. Please read “Exchange Offers—Fees and Expenses.”
Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offers solely to satisfy our obligations under the registration rights agreements.

Consequences of Failure to Exchange Outstanding Notes
If you do not exchange your outstanding notes in the exchange offers, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the applicable registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. If you fail to exchange your outstanding notes for exchange notes in the exchange offers, the existing transfer restrictions will remain in effect and the market value of your outstanding notes likely will be adversely affected because of a smaller float and reduced liquidity.

Certain U.S. Federal Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Tax Consequences.”
Exchange Agent
We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offers. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

By Mail:
DB Services Americas, Inc.
MS: JCK01-0218
Attention: Reorg. Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Overnight Mail or Courier:
DB Services Americas, Inc.
MS: JCK01-0218
Attention: Reorg. Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

DB.Reorg@db.com
Fax: 615-866-3889
Telephone Assistance (877) 843-9767

TERMS OF THE EXCHANGE NOTES
Each series of exchange notes will be identical in all material respects to the corresponding series of outstanding notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes and (ii) the exchange notes will not contain provisions relating to additional interest relating to our registration obligations. Each series of exchange notes will evidence the same debt as the corresponding series of outstanding notes and will be issued under the same indenture as the corresponding series of outstanding notes. We sometimes refer to both the exchange notes and the outstanding notes as the “notes.”

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of the Notes.”

Issuer	Chesapeake Energy Corporation, an Oklahoma corporation.
Exchange Notes Offered	$1,300,000,000 aggregate principal amount of 8.00% Senior Notes due 2025 and $1,300,000,000 aggregate principal amount of 8.00% Senior Notes due 2027.
Maturity Date	The 2025 exchange notes will mature on January 15, 2025. The 2027 exchange notes will mature on June 15, 2027.
Interest Rate	The 2025 exchange notes bear interest at 8.00% per annum. The 2027 exchange notes bear interest at 8.00% per annum.

Interest Payment Dates
Interest on the 2025 exchange notes will accrue at an annual rate of 8.00% and will be payable semiannually in arrears on January 15 and July 15 of each year to the holders of record of the 2025 exchange notes at the close of business on January 1 and July 1 preceding such interest payment dates, respectively. No interest will be paid on either the 2025 exchange notes or the outstanding 2025 notes at the time of exchange. Interest on the 2025 exchange notes will accrue from January 15, 2018 or, if interest has since been paid on the outstanding 2025 notes, from the date it was most recently paid. Assuming the 2025 exchange notes are issued prior to July 15, 2018, holders of outstanding 2025 notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the outstanding 2025 notes from January 15, 2018 until the date of the issuance of the 2025 exchange notes. Holders of the 2025 exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Interest on the 2027 exchange notes will accrue at an annual rate of 8.00% and will be payable semiannually in arrears on June 15 and December 15 of each year to the holders of record of the 2027 exchange notes at the close of business on June 1 and December 1 preceding such interest payment dates, respectively. No interest will be paid on either the 2027 exchange notes or the outstanding 2027 notes at the time of exchange. Interest on the 2027 exchange notes will accrue from December 15, 2017 or, if interest has since been paid on the outstanding 2027 notes, from the date it was most recently paid. Assuming the 2027 exchange notes are issued prior to June 15, 2018, holders of outstanding 2027 notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the outstanding 2027 notes from December 15, 2017 until the date of the issuance of the 2027 exchange notes. Holders of the 2027 exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Guarantees
The exchange notes will be jointly and severally, fully and unconditionally guaranteed by the subsidiary guarantors, subject to limitations. As of the date hereof, the subsidiary guarantors include each of our subsidiaries that guarantee our revolving credit facility, as amended from time to time (the “credit facility”), secured term loan (the “term loan”) and 8.00% Senior Secured Second Lien Notes due 2022 (the “second lien notes”).
In the future, the guarantees may be released under certain circumstances. Please read “Description of the Notes—Guarantees.”
As of December 31, 2017, the subsidiary guarantors had no significant indebtedness other than guarantees of our senior notes, credit facility, term loan and second lien notes.
As of December 31, 2017, our non-guarantor subsidiaries held less than 1% of our consolidated total assets and had no third-party indebtedness, and for the year ended December 31, 2017, had revenues representing less than 1% of our consolidated revenues.

Ranking
The indebtedness evidenced by the exchange notes and the guarantees will be unsecured and will rank pari passu in right of payment to all senior indebtedness of us and the subsidiary guarantors thereto, as the case may be. Secured debt and other secured obligations of us and the subsidiary guarantors (including obligations with respect to our credit facility, term loan and second lien notes) will be effectively senior to the exchange notes and the subsidiary guarantors’ guarantee thereof to the extent of the value of the assets securing such debt or other obligations. The exchange notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of our subsidiaries that are not subsidiary guarantors, and each guarantee of the exchange notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of any subsidiary of a subsidiary guarantor that is not itself a subsidiary guarantor.

As of December 31, 2017, we had total consolidated indebtedness of $9.981 billion aggregate principal amount, $6.551 billion of which was unsecured indebtedness, and $3.430 billion of which was secured indebtedness (which would have been effectively senior to the exchange notes to the extent of the value of the collateral securing such indebtedness). Please read “Risk Factors—Risks Relating to the Notes—Holders of the notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness and obligations, and to the obligations of our nonguarantor subsidiaries.”

Optional Redemption
Beginning on January 15, 2020, with respect to the 2025 exchange notes, and beginning on June 15, 2022, with respect to the 2027 exchange notes, we may redeem the applicable series of notes, in whole or in part, at our option, at the applicable redemption prices listed under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date. Prior to January 15, 2020, with respect to the 2025 exchange notes, and prior to June 15, 2022, with respect to the 2027 exchange notes, we will be entitled at our option to redeem the applicable series of notes, in whole or in part, pursuant to a “make-whole” call, plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of Notes—Optional Redemption.”

Equity Offering Optional Redemption
Any time prior to January 15, 2020, with respect to the 2025 exchange notes, and any time prior to June 15, 2020, with respect to the 2027 exchange notes, we will be entitled at our option on any one or more occasions to redeem up to 35% of the aggregate principal amount of the applicable series of the exchange notes issued under the applicable indenture at a redemption price of 108.00% of the principal amount of the applicable series of exchange notes, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net proceeds of certain public or private equity offerings by the Company, provided that at least 65% of the aggregate principal amount of the applicable series of exchange notes issued under the applicable indenture (excluding exchange notes of such series held by the Company and its subsidiaries) remains outstanding immediately after the occurrence of such redemption and the redemption occurs within 180 days of the date of the closing of such equity offering.

Restrictive Covenants
The indentures governing the exchange notes each contain covenants that limit our ability and the ability of certain of our subsidiaries to:

•    create liens securing certain indebtedness;
•    enter into certain sale-leaseback transactions; and
•    consolidate, merge or transfer assets.

The covenants are subject to a number of exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Transfer Restrictions; Absence of Public Market for the Notes
The exchange notes will be freely transferable, but will also be new securities for which there will not initially be a market. We have not applied, and do not intend to apply, for listing of the exchange notes on any securities exchange. We cannot assure you that an active market for the exchange notes will develop or as to the liquidity of any such market. Please read “Risk Factors.”

Book-Entry Form
The exchange notes will be initially issued in the form of one or more global notes, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in any of the global notes will be shown on, and transfers of the global notes will be effected only through, records maintained by DTC or its nominee. Beneficial interests in global notes may not be exchanged for certificated securities, except in limited circumstances. Please read “Book-entry, Delivery and Form.”

Denominations	The exchange notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
Certain United States Federal Income Tax Considerations	For certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the new notes, please read “Certain United States Federal Income Tax Considerations.”
Trustee and Paying Agent	Deutsche Bank Trust Company Americas, a New York banking corporation.
Governing Law	The exchange notes and the indentures under which they are issued will be governed by New York law.
Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offers solely to satisfy our obligations under the registration rights agreements.
Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before deciding to invest in the exchange notes.

RISK FACTORS
Before deciding to participate in the exchange offers, you should consider carefully the risks and uncertainties described below and in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and until the exchange offer described in this prospectus is completed or otherwise terminated, together with all of the other information included or incorporated by reference in this prospectus. If any of the described risks actually were to occur, our business, financial condition, results of operations or growth prospects could be affected materially and adversely. In that case, our ability to fulfill our obligations under the exchange notes could be materially affected, and you could lose all or part of your investment.

The risks described below and in the documents we have incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and the documents we have incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference into this prospectus.

Risks Relating to the Exchange Offers

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the market value of outstanding notes may be adversely affected because of a smaller float and reduced liquidity.

If you fail to exchange outstanding notes for corresponding exchange notes under the exchange offers, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with these exchange offers or as required by the registration rights agreements, Chesapeake Energy Corporation and the subsidiary guarantors do not intend to register resales of the outstanding notes.

The tender and acceptance of outstanding notes under the exchange offers will reduce the principal amount of the applicable series of currently outstanding notes. The corresponding reduction in liquidity may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offers.

If you wish to tender your outstanding notes for exchange, you must comply with the requirements described in this prospectus.

We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

You will receive exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offers only after timely receipt by the exchange agent of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, as depositary. If you wish to tender your outstanding notes in exchange for corresponding exchange notes, you should allow sufficient time for delivery. Neither we nor the exchange agent is required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offers, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offers, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offers—Procedures for Tendering Outstanding Notes” and “The Exchange Offers—Consequences of Failing to Exchange Outstanding Notes.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

Risks Relating to the Exchange Notes and Guarantees
Holders of the exchange notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness and obligations (to the extent of the collateral securing the same), and to the obligations of our non-guarantor subsidiaries.
Holders of our secured indebtedness and other secured obligations, which currently consist primarily of the indebtedness under our credit facility, our term loan and our second lien notes, have claims with respect to certain assets constituting collateral for their indebtedness and obligations that are prior to your claims on such assets under the exchange notes. In the event of a default on the exchange notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness and obligations secured thereby before they would be available to satisfy obligations with respect to the exchange notes. Accordingly, our secured indebtedness and obligations would effectively be senior to the exchange notes to the extent of the value of the collateral securing that indebtedness and those obligations. In addition, our credit facility, our term loan and the indentures governing our existing notes permit us to incur additional secured indebtedness or other obligations. Holders of any such additional secured indebtedness or other obligations would also have claims with respect to our assets constituting collateral for their indebtedness and obligations that are prior to your claims on such assets under the exchange notes. To the extent the value of the collateral is not sufficient to satisfy such indebtedness and obligations, the holders of that indebtedness and those obligations would be entitled to share with the holders of the exchange notes and the holders of other claims against us with respect to our other assets. In addition, in certain circumstances a subsidiary may not be required to be, or may be delayed in becoming, a subsidiary guarantor. The exchange notes also will be structurally subordinated to any indebtedness and obligations of, or the rights of a holder (other than us or a subsidiary guarantor) of preferred stock of, a non-subsidiary guarantor. Our unrestricted subsidiaries do not guarantee any of our other senior indebtedness and will not guarantee the exchange notes offered hereby.
As of December 31, 2017, we had total consolidated indebtedness of $9.981 billion aggregate principal amount, $6.551 of which was unsecured indebtedness, and $3.430 of which was secured indebtedness (which would have been effectively senior to the exchange notes to the extent of the value of the collateral securing such indebtedness).
Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.
Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantially more debt in the future, subject to the restrictions contained in our credit facility, our term loan and the indentures governing our existing notes, some of which may be secured debt. We will not be restricted under the terms of the indentures governing the exchange notes from incurring additional debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indentures governing the exchange notes that could have the effect of diminishing our ability to make payments on the exchange notes when due. Our credit facility and term loan limit our ability to incur additional indebtedness, and those facilities and the indentures governing our existing notes limit our ability to incur secured indebtedness, but if our credit facility, our term loan and existing notes mature or are repaid, as applicable, we may not be subject to such restrictions under the terms of any subsequent indebtedness.
The indentures governing the exchange notes, our credit facility, our term loan and the indentures governing our existing notes contain operating and financial restrictions that may restrict our business and financing activities.
The primary restrictive covenants contained in the indentures under which the exchange notes will be issued will limit only our ability and the ability of certain of our subsidiaries to create liens securing certain indebtedness, enter into certain sale-leaseback transactions and consolidate, merge or transfer assets.

Our ability to comply with the covenants and restrictions contained in the indentures governing the exchange notes, our credit facility, our term loan and the indentures governing our existing notes may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants and restrictions may be impaired. A failure to comply with the covenants, ratios or tests in the indentures governing the exchange notes, our credit facility, our term loan, the indentures governing our existing notes or our future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. Among other things, in the event of any default on our indebtedness, our debt holders and lenders:

•	will not be required to lend any additional amounts to us;

•
could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable (and, with respect to our secured indebtedness, foreclose on the collateral securing such indebtedness);

•	could elect to require that all obligations accrue interest at the default rate, if such rate has not already been imposed;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, any of which could result in an event of default under the exchange notes.
If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. Even if new financing were available, it may be on terms that are less attractive to us than our existing credit facility or it may not be on terms that are acceptable to us. For additional information please read “Description of the Notes.”
The exchange notes are not subject to a change-of-control put option and lack many of the covenants typically found in other comparably rated public debt securities.
Although we anticipate that the exchange notes will be rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection for holders that is provided by a change-of-control put option and several financial and other restrictive covenants typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.
The primary restrictive covenants contained in the indentures governing the exchange notes will limit our ability and certain of our subsidiaries’ ability to create liens securing certain indebtedness, enter into certain sale-leaseback transactions and consolidate, merge or transfer assets.

There will be no or a limited public market for the exchange notes, and you may find it difficult to sell your notes.
The exchange notes will be issued as new securities, and we have not applied, and do not intend to apply, for listing of the exchange notes on any securities exchange or to arrange for quotation of the exchange notes on any automated dealer quotation system. We cannot assure you that an active market for the exchange notes will develop.

If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility of our common stock, our performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the prices at which you may sell your exchange notes.

To the extent that an active trading market for the exchange notes does not develop or continue to exist, the liquidity and trading prices for the exchange notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the exchange notes as collateral for loans. You should not purchase the exchange notes unless you understand, and know you can bear, all of the investment risks involving the exchange notes.

Our debt ratings have been downgraded recently. Any adverse rating of the exchange notes may cause their respective trading prices to fall.
Since December 2015, Moody’s Investor Services, Inc. and Standard & Poor’s Rating Services have lowered the Company’s senior unsecured credit ratings. If there are further downgrades of our debt securities, or notices of potential downgrades, the trading prices of the exchange notes could decline. We do not intend to seek a rating on the exchange notes. However, if a rating service were to rate the exchange notes and if such rating service were to lower its rating on either series of the exchange notes below the rating initially assigned to the respective series of exchange notes or otherwise announces its intention to put the exchange notes on credit watch, the trading price of the respective exchange notes could decline.
Subsidiaries that are not guarantors of the exchange notes will have no obligation to pay amounts due under the exchange notes.
The exchange notes initially will be jointly and severally guaranteed by certain of our existing subsidiaries and may be guaranteed in the future by certain of our subsidiaries that incur or guarantee certain other indebtedness. Except for such guarantors of the exchange notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The exchange notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness and senior in right of payment to any future subordinated indebtedness. The guarantees of the exchange notes will rank equal in right of payment with all of the existing and future senior indebtedness of our subsidiary guarantors and senior in right of payment to any future subordinated indebtedness of our subsidiary guarantors. The exchange notes and guarantees will be effectively subordinated to all of our secured indebtedness (including all borrowings under our credit facility, our term loan and our second lien notes) to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the exchange notes. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before the holders of the exchange notes would be entitled to any payment. As a result, your ability to make a claim against our non-guarantor subsidiaries may be limited.
We may in the future have additional non-guarantor subsidiaries and your ability to make a claim against such subsidiaries may also be limited. In addition, the indentures governing the exchange notes will permit all of these non-

guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.
In addition, any of our subsidiaries that provide guarantees of the exchange notes will be automatically released from those exchange notes guarantees upon the occurrence of certain events, including (i) a sale or other disposition of all or substantially all of its assets or (ii) if it no longer guarantees other indebtedness of us or other guarantors.
If any exchange note guarantee is released, no holder of the respective exchange notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the respective series of exchange notes. See “Description of the Notes—Guarantees.”
A subsidiary guarantee of the exchange notes could be voided if it constitutes a fraudulent transfer under federal bankruptcy law or similar state law, which would prevent the holders of the exchange notes from relying on that subsidiary to satisfy claims.
Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees of the exchange notes can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence of the obligations under the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
Our subsidiary guarantees of the exchange notes may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its other creditors.
A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee of the exchange notes if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantee. If a court were to void a subsidiary guarantee, you would no longer have a claim against that guarantor. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.
The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•
the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. We cannot assure you that this limitation will protect the subsidiary guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the exchange notes in full when due. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

USE OF PROCEEDS
The exchange offers are intended to satisfy the obligations of Chesapeake Energy Corporation and the subsidiary guarantors under the registration rights agreements. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive corresponding outstanding notes in a like principal amount. The form and terms of each series of the exchange notes are identical in all respects to the form and terms of the corresponding series and issuance of outstanding notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes and (ii) the exchange notes will not contain provisions relating to additional interest relating to the registration obligations of Chesapeake Energy Corporation and the subsidiary guarantors. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES
The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for Chesapeake on a historical basis:

	Years Ended December 31,
	2017	2016(2)	2015(3)	2014	2013
Ratio of earnings to fixed charges(1)	2.9	—	—	4.8	2.2

(1)
For purposes of determining the ratios of earnings (loss) to fixed charges, earnings (loss) are defined as net income (loss) before income taxes, cumulative effect of accounting changes, interest expense, pretax gain or loss on investment in equity investees in excess of distributed earnings, amortization of capitalized interest and loan cost amortization. Fixed charges consist of interest (whether expensed or capitalized and the amortization of bond discounts and excluding the effect of unrealized gains or losses on interest rate derivatives), and loan cost amortization.

(2)	The amount by which earnings were insufficient to cover fixed charges was approximately $4.085 billion for the year ended December 31, 2016.

(3)	The amount by which earnings were insufficient to cover fixed charges was approximately $18.861 billion for the year ended December 31, 2015.

EXCHANGE OFFERS
Purpose of the Exchange Offer

The outstanding notes were issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Because the outstanding notes were issued in transactions that were exempt from or not subject to the registration requirements under the Securities Act, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. In connection with the issuance of the outstanding notes, Chesapeake Energy Corporation and the subsidiary guarantors entered into the registration rights agreements, pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete the exchange offer for the outstanding 2025 notes on or prior to June 13, 2018 and to complete the exchange offer for the outstanding 2027 notes on or prior to November 28, 2018.

Resale of Exchange Notes

Based on no-action letters of the SEC staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

The SEC staff, however, has not considered our exchange offers for the exchange notes in the context of a no-action letter, and the SEC staff may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offers with the intention of participating in any manner in a distribution of the exchange notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling security holder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes for your own account as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offers. We will issue exchange notes in principal amount equal to the principal amount of the corresponding series of outstanding notes surrendered in the exchange offers. Outstanding notes may be tendered only for the respective series of exchange notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offers are not conditioned upon any minimum aggregate principal amount of either series of outstanding notes being tendered in the exchange offers.

As of the date of this prospectus, $1,300,000,000 in aggregate principal amount of the outstanding 2025 notes are outstanding and $1,300,000,000 in aggregate principal amount of the outstanding 2027 notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of each series of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers.

We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes whose holders do not tender for exchange in the exchange offers will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the applicable indenture relating to such outstanding notes but will not retain any rights under the applicable registration rights agreement, except as otherwise specified therein.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the corresponding registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses in connection with the exchange offers. Please read “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offers.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offers.

Expiration Date

The exchange offers will expire at 5:00 p.m., New York City time, on May 9, 2018, unless, in our sole discretion, we extend them.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offers are open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the exchange offers expire or terminate. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offers, and we may accept them for exchange.

To extend the exchange offers, we will notify the exchange agent of any extension. We will notify the holders of the applicable outstanding notes of the extension via a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offers” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offers; or

•	to terminate the exchange offers

by giving notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offers in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by notice thereof to holders of the outstanding notes. If we amend the exchange offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offers if they would otherwise expire during such period. If an amendment constitutes a material change to the exchange offers, including the waiver of a material condition, we will extend the exchange offers, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the exchange offers to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offers

We will not accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offers, or the making of any exchange by a holder of outstanding notes, would violate applicable law or SEC policy. Similarly, we may terminate the exchange offers as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939, as amended.

We expressly reserve the right to amend or terminate the exchange offers, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offers specified above. We will promptly give notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offers in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offers.

Procedures for Tendering

To participate in the exchange offers, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offers promptly after the commencement of the exchange offers, and DTC participants may electronically transmit their acceptance of the exchange offers by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding notes.

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.

Determinations Under the Exchange Offers.

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which might, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange offers.

When We Will Issue Exchange Notes.

In all cases, we will issue exchange notes for the corresponding outstanding notes that we have accepted for exchange under the exchange offers only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Such notes will be issued promptly following the expiration of the exchange offers.

Return of Outstanding Notes Not Accepted or Exchanged.

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offers.

Your Representations to Us.

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•
you have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for corresponding outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of the exchange notes.

Further, you will acknowledge and agree that that any broker-dealer or holder using the exchange offers to participate in a distribution of exchange notes to be acquired in the exchange offers (i) could not under SEC policy as in effect on the date of this prospectus rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for corresponding outstanding notes acquired by such holder directly from us.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offers. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offers. You may retender properly withdrawn outstanding notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offers.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offers. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offers. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer, will continue to accrue interest but will not retain any rights under the applicable registration rights agreement, except as otherwise provided in that agreement. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Chesapeake and the subsidiary guarantors do not intend to register outstanding notes under the Securities Act unless the applicable registration rights agreement requires them to do so.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the respective outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers, other than the recognition of the fees and expenses of the offerings as stated under “—Fees and Expenses.”

Other

Participation in the exchange offers is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES
We have summarized selected provisions of the exchange notes below. We will issue the exchange notes, and we issued the outstanding notes, under the Indenture, dated as of April 24, 2014 (the “base indenture”), between us, the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Sixth Supplemental Indenture, dated as of December 20, 2016 (the “sixth supplemental indenture”), establishing the terms of the outstanding 2025 notes and 2025 exchange notes (collectively, the “2025 notes”), and the Seventh Supplemental Indenture, dated as of June 6, 2017 (the “seventh supplemental indenture” and, together with the sixth supplemental indenture, the “supplemental indentures”), establishing the terms of the outstanding 2027 notes and the 2027 exchange notes (collectively, the “2027 notes”). We have filed the base indenture and the supplemental indentures as exhibits to the registration statement of which this prospectus is a part. In this “Description of the Notes” section, when we refer to the “indenture,” we mean the base indenture as supplemented by the applicable supplemental indenture. The terms of the exchange notes and the outstanding notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The 2025 notes and the 2027 notes are two separate series of senior debt securities under the indentures. We urge you to read the base indenture and the supplemental indentures because they, and not this description, define your rights as holders of the notes. Our Floating Rate Senior Notes due 2019, 4.875% Senior Notes due 2022, 8.00% Senior Notes due 2025 and 8.00% Senior Notes due 2027 are currently outstanding under the base indenture.

If the exchange offers are consummated, holders of outstanding notes who do not exchange their outstanding notes for exchange notes will vote together with the holders of such exchange notes for all relevant purposes under the applicable indenture. In that regard, the indentures require that certain actions by the holders under the indentures (including acceleration after an Event of Default) may be taken, and certain rights may only be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes and exchange notes of a series issued under the applicable indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, direction, waiver, consent or taken any other action permitted under the applicable indenture, any outstanding notes that remain outstanding after the exchange offers will be aggregated with the corresponding series of exchange notes, and the holders of these outstanding notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this “Description of the Notes” to specified percentages in aggregate principal amount of the notes mean, at any time after the exchange offers are consummated, such percentage in aggregate principal amount of such outstanding notes and the exchange notes then outstanding of the applicable series.

In this description, the words “Chesapeake,” “Company,” “our,” “us” and “we” refer only to Chesapeake Energy Corporation and not to any of its subsidiaries. Unless the context otherwise requires, references to the notes herein include the outstanding notes and the exchange notes.

In addition, we have used in this description capitalized and other terms that we have defined below under “—Certain Definitions Related to the Notes” and in other parts of this description.

General
The notes will be general unsecured senior obligations of Chesapeake and will be guaranteed by the subsidiary guarantors as described below under “—Guarantees.” The indebtedness evidenced by the notes and the guarantees will rank pari passu in right of payment to all senior indebtedness of Chesapeake and the subsidiary guarantors, as the case may be.
The 2025 notes will mature on January 15, 2025. The 2027 notes will mature on June 15, 2027. We issued the outstanding notes, and will issue the exchange notes, in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Interest on the Notes
Interest on the 2025 exchange notes will accrue at an annual rate of 8.00% and will be payable semiannually in arrears on January 15 and July 15 of each year to the holders of record of the 2025 exchange notes at the close of business on January 1 and July 1 preceding such interest payment dates, respectively. No interest will be paid on either the 2025 exchange notes or the outstanding 2025 notes at the time of exchange. Interest on the 2025 exchange notes will accrue from January 15, 2018 or, if interest has since been paid on the outstanding 2025 notes, from the date it was most recently paid. Assuming the 2025 exchange notes are issued prior to July 15, 2018, holders of outstanding 2025 notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the outstanding 2025 notes from January 15, 2018 until the date of the issuance of the 2025 exchange notes. Holders of the 2025 exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.
Interest on the 2027 exchange notes will accrue at an annual rate of 8.00% and will be payable semiannually in arrears on June 15 and December 15 of each year to the holders of record of the 2027 exchange notes at the close of business on June 1 and December 1 preceding such interest payment dates, respectively. No interest will be paid on either the 2027 exchange notes or the outstanding 2027 notes at the time of exchange. Interest on the 2027 exchange notes will accrue from December 15, 2017 or, if interest has since been paid on the outstanding 2027 notes, from the date it was most recently paid. Assuming the 2027 exchange notes are issued prior to June 15, 2018, holders of outstanding 2027 notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the outstanding 2027 notes from December 15, 2017 until the date of the issuance of the 2027 exchange notes. Holders of the 2027 exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.
Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Initially, the Trustee will act as paying agent and registrar for the notes.
Payment and Transfer
Initially, the notes will be issued only in global form registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Any notes in definitive form may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee).
Payment of principal, or any premium or interest on notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes is no longer represented by a global note, payment of interest on such notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.
If any interest payment date, maturity date or redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. No interest will accrue on such payment for the period from and after the applicable interest payment date, maturity date or redemption date. The notes may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee indicated in the indenture, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.
The registered holder of a note will be treated as the owner of it for all purposes, and all references in this “Description of the Notes” to “holders” mean holders of record, unless otherwise indicated.

Further Issuances
We may from time to time, without notice or the consent of the holders of the notes, create and issue further notes of either series ranking equally and ratably with the original notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, the public offering price and the issue date), so that such additional notes of such series (together with any exchange notes issued in respect of any original notes or additional notes) form a single series with the original notes of such series) and have the same terms as to status, redemption or otherwise as the original notes of such series, provided that if the additional notes of such series are not fungible with the original notes of such series, such additional notes shall have a separate CUSIP number.
Optional Redemption
2025 Notes

Except as set forth in the following paragraphs, we may not redeem the 2025 notes prior to January 15, 2020. On and after such date, we may redeem the 2025 notes, in whole or in part, at our option, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period (or, in the case of the period commencing January 15, 2020, such 12-month period and thereafter) commencing on January 15 of the years set forth below:

Year	Percentage
2020	106.00%
2021	104.00%
2022	102.00%
2023 and thereafter	100.00%

Prior to January 15, 2020, we will be entitled at our option to redeem the 2025 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 notes to be redeemed plus the Make-Whole Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).
In addition, any time prior to January 15, 2020, we will be entitled at our option on any one or more occasions to redeem up to 35% of the aggregate principal amount of 2025 notes issued under the indenture at a redemption price equal to 108.00% of the principal amount of the 2025 notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1)
at least 65% of the aggregate principal amount of 2025 notes issued under the indenture (excluding notes held by the Company and the Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.
Notice of redemption of the 2025 notes must be given to each holder of the 2025 notes not less than 30 nor more than 60 days prior to the redemption date in accordance with the indenture.

2027 Notes
Except as set forth in the following paragraphs, we may not redeem the 2027 notes prior to June 15, 2022. On and after such date, we may redeem the 2027 notes, in whole or in part, at our option, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period (or, in the case of the period commencing June 15, 2025, such 12-month period and thereafter) commencing on June 15 of the years set forth below:

Year	Percentage
2022	104.000%
2023	102.667%
2024	101.333%
2025 and thereafter	100.000%

Prior to June 15, 2022, we will be entitled at our option to redeem the 2027 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed plus the Make-Whole Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

In addition, any time prior to June 15, 2020, we will be entitled at our option on any one or more occasions to redeem up to 35% of the aggregate principal amount of 2027 notes issued under the indenture at a redemption price equal to 108.00% of the principal amount of the 2027 notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1)
at least 65% of the aggregate principal amount of 2027 notes issued under the indenture (excluding notes held by the Company and the Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.
Notice of redemption of the 2027 notes must be given to each holder of the 2027 notes not less than 30 nor more than 60 days prior to the redemption date in accordance with the indenture.
Notice and Selection
Once a notice of redemption is given in accordance with the indenture, subject to the satisfaction of any conditions set forth therein, notes called for redemption become due and payable on the applicable redemption date at the applicable redemption price. Any notice of redemption will state, among other things, the aggregate principal amount of notes to be redeemed, the redemption date, the redemption price, the CUSIP number and the name and address of the paying agent. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another Person.

If less than all of the notes of a series are redeemed at any time, the Trustee will select the notes of such series to be redeemed on a pro rata basis or by lot, in each case, in accordance with the procedures of the DTC, or, if the notes of such series are listed on any securities exchange, by any other method that complies with the requirements of such exchange; provided, however, that no notes with a principal amount of $2,000 or less will be redeemed in part. Unless we default in payment of the applicable redemption price, interest on the notes to be redeemed will cease to accrue on the applicable redemption date, whether or not such notes are presented for payment.
Certain Definitions Related to the Notes
“Adjusted Treasury Rate” means, with respect to any redemption date applicable to the notes of a series, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published Federal Reserve Statistical Release H.15 or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or, if such release (or any successor release) is not published, any publicly available source of similar market data) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after January 15, 2020, in the case of the 2025 notes, or June 15, 2022, in the case of the 2027 notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), calculated on the third Business Day immediately preceding the redemption date, plus 50 basis points.
“Business Day” means any day on which the New York Stock Exchange is open for trading and which is not a Legal Holiday.
“Comparable Treasury Issue” means the United States Treasury security selected by the Company as having a maturity comparable to the remaining term of the notes of the applicable series from the redemption date to January 15, 2020, in the case of the 2025 notes, and June 15, 2022, in the case of the 2027 notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to January 15, 2020, in the case of the 2025 notes, and June 15, 2022, in the case of the 2027 notes.
“Legal Holiday” is a Saturday, a Sunday or a day on which banks and trust companies in The City of New York are not required by law or executive order to be open.
“Make-Whole Premium” means, at any applicable redemption date, the excess of (i) the present value at such redemption date of (A) the redemption price of such note on January 15, 2020, in the case of the 2025 notes, or June 15, 2022, in the case of the 2027 notes (such redemption price being described in the first paragraph under “—Optional Redemption”) exclusive of any accrued interest plus (B) all required remaining scheduled interest payments due on such note through January 15, 2020, in the case of the 2025 notes, and June 15, 2022, in the case of the 2027 notes (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (ii) the principal amount of such note on such redemption date.
Guarantees
Our payment obligations under the notes and the indenture will be jointly and severally, fully and unconditionally guaranteed by the subsidiary guarantors, subject to the limitations described in the following paragraphs. As of the Issue Date, the subsidiary guarantors include each of our subsidiaries that guarantee our Credit Facility, Term Loan and Second Lien Notes. As of December 31, 2017, our non-guarantor subsidiaries held less than 1% of our consolidated total assets and had no third-party indebtedness, and for the year ended December 31, 2017, had revenues representing less than 1% of our consolidated revenues.

The indenture provides that each Person that becomes a domestic Subsidiary of the Company after the Issue Date and that guarantees any other Indebtedness of ours or a subsidiary guarantor in excess of a De Minimis Guaranteed Amount will guarantee the payment of the notes within 180 days after the later of (i) the date it becomes a domestic Subsidiary and (ii) the date it guarantees such other Indebtedness, provided that no guarantee shall be required if the Subsidiary merges into us or merges into an existing subsidiary guarantor and the surviving entity remains a subsidiary guarantor.
The obligations of each subsidiary guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each subsidiary guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other subsidiary guarantor in a pro rata amount based on the respective net assets of each subsidiary guarantor at the time of such payment determined in accordance with GAAP.
If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor, and, depending on the amount of such indebtedness, a subsidiary guarantor’s liability on its Guarantee could be reduced to zero. Please read “Risk Factors—Risks Related to the Exchange Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under federal bankruptcy law or similar state law, which would prevent the holders of the exchange notes from relying on that subsidiary to satisfy claims.”
Subject to the next succeeding paragraph, no subsidiary guarantor may consolidate or merge with or into (whether or not such subsidiary guarantor is the surviving Person) another Person unless:

(1)
the Person formed by or surviving any such consolidation or merger (if other than such subsidiary guarantor) assumes all the obligations of such subsidiary guarantor under the indenture and the notes pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, and

(2)	immediately after such transaction, no Default or Event of Default exists.
The preceding does not prohibit a merger between subsidiary guarantors or a merger between us and a subsidiary guarantor.
In the event of a sale or other disposition of all or substantially all of the assets of any subsidiary guarantor, or a sale or other disposition of all the Capital Stock of such subsidiary guarantor, in any case whether by way of merger, consolidation or otherwise, then such subsidiary guarantor (in the event of a sale or other disposition by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such subsidiary guarantor) or the Person acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of such subsidiary guarantor) will be automatically released and relieved of any obligations under its Guarantee.
Further, a subsidiary guarantor will be automatically released and relieved from any obligations under its Guarantee if it ceases to guarantee any other Indebtedness of us or any other subsidiary guarantor other than a De Minimis Guaranteed Amount.
Ranking
Senior Indebtedness versus Notes. The Indebtedness evidenced by the notes and the Guarantees will be unsecured and will rank pari passu in right of payment to all Senior Indebtedness of us and the subsidiary guarantors, as the case may be.
Secured Indebtedness versus Notes. Secured debt and other secured obligations of us and the subsidiary guarantors (including obligations with respect to our Credit Facility, Term Loan and Second Lien Notes) will be effectively senior to the notes and the subsidiary guarantors’ Guarantee thereof to the extent of the value of the assets securing such debt or other obligations.

Although the indenture limits the incurrence of certain Funded Debt that is secured Indebtedness, such limitations are subject to a number of significant qualifications, and the indenture does not limit the incurrence of secured obligations other than certain Funded Debt or the incurrence of unsecured Indebtedness.
Liabilities of Subsidiaries versus Notes. Substantially all of our operations are conducted through our subsidiaries. Claims of creditors of any subsidiaries that are not subsidiary guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred security holders of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors and the claims of any creditors of any subsidiary guarantor that is a parent company to any such subsidiary, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of our subsidiaries that are not subsidiary guarantors, and each Guarantee of the notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of any subsidiary of a subsidiary guarantor that is not itself a subsidiary guarantor.
No Sinking Fund
We are not required to make any mandatory redemption in sinking fund payments with respect to the notes.
Certain Covenants
Limitation on Liens Securing Funded Debt. The Company (1) will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any of the properties of the Company or any Restricted Subsidiary and (2) will not, and will not permit any Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon the Capital Stock of any Restricted Subsidiary or the Capital Stock of any Subsidiary that owns, directly or indirectly through ownership in another Subsidiary, the Capital Stock of any Restricted Subsidiary, unless (as to each of clauses (1) and (2)) the notes or the Guarantee (if any) of such Restricted Subsidiary, as applicable, (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company or such Restricted Subsidiary which is not subordinate in right of payment to the prior payment in full of the notes) are equally and ratably secured for so long as such Funded Debt shall be so secured; provided, that if such Funded Debt is expressly subordinated to the notes or a related Guarantee, if any, the Lien securing such Funded Debt will be subordinated and junior to the Lien securing such notes or such Guarantee. Notwithstanding the foregoing provisions, the Company or any Subsidiary may create, incur or assume Funded Debt secured by Liens which would otherwise be subject to the restrictions of such section, if the aggregate principal amount of such Funded Debt and all other Funded Debt of the Company and any Subsidiary theretofore created, incurred or assumed pursuant to the exception in this sentence and outstanding at such time does not exceed 15% of the Adjusted Consolidated Net Tangible Assets of the Company (the “Secured Debt Basket”).
Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or any other Subsidiary) unless:

(A)
the Company or such Restricted Subsidiary would be entitled to incur Funded Debt secured by Liens in a principal amount equal to the Attributable Indebtedness (treated as if such Attributable Indebtedness were Funded Debt) with respect to such Sale/Leaseback Transaction in accordance with the covenant captioned “—Limitation on Liens Securing Funded Debt”; provided, however, that Attributable Indebtedness in respect of any Sale/Leaseback Transaction entered into pursuant to this clause (A) shall not count against the amount of Funded Debt permitted under the Secured Debt Basket for any other purpose, including when determining the amount available thereunder for future Sale/Leaseback Transactions or any Funded Debt transactions; or

(B)
the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company) and such proceeds are applied in accordance with the following two paragraphs:

The Company may apply Net Available Proceeds from such Sale/Leaseback Transaction, within 365 days following the receipt of Net Available Proceeds from the Sale/Leaseback Transaction, to:

(1)
the repayment of Indebtedness of the Company or a Restricted Subsidiary under Credit Facilities or other Senior Indebtedness, including any mandatory redemption or repurchase or make-whole redemption of the Existing Notes or the notes;

(2)	make an Investment in assets used in the Oil and Gas Business; or

(3)	develop by drilling the Company’s oil and gas reserves.
If, upon completion of the 365-day period, any portion of the Net Available Proceeds shall not have been applied by the Company as described in clauses (1), (2) or (3) in the immediately preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Sale/Leaseback Transaction (such aggregate constituting “Excess Proceeds”), exceed $60 million, then the Company will be obligated to make an offer (the “Net Proceeds Offer”) to purchase the notes and any other Senior Indebtedness in respect of which such an offer to purchase is also required to be made concurrently with the Net Proceeds Offer having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the notes and other such Senior Indebtedness tendered in such Net Proceeds Offer) at a purchase price of 100% of the principal amount thereof plus accrued interest thereon to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.
Within 15 days after the Company becomes obligated to make a Net Proceeds Offer (a “Net Proceeds Offer Triggering Event”), the Company will mail or cause to be mailed to all holders on the date of the Net Proceeds Offer Triggering Event a notice of the occurrence of such Net Proceeds Offer Triggering Event and of the holders’ rights arising as a result thereof.
The Net Proceeds Offer will be deemed to have commenced upon mailing of the Offer Notice and will terminate 20 Business Days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the offer, the Company will purchase and mail or deliver payment for all notes tendered in response to the offer.
On the payment date, the Company will, to the extent lawful, (a) accept for payment notes or portions thereof tendered pursuant to the Net Proceeds Offer, (b) deposit with the paying agent an amount equal to the payment in respect of all notes or portions thereof so tendered and (c) deliver to the Trustee the notes so accepted together with an officers’ certificate stating the notes or portions thereof tendered to the Company. The depositary, the Company or the paying agent will promptly mail or deliver to each holder of notes of the applicable series so accepted payment in an amount equal to the purchase price for such notes, and the Trustee will promptly authenticate and mail or deliver to each holder notes equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such notes will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Net Proceeds Offer.
Limitations on Mergers and Consolidations. The indenture will provide that we will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of our assets to any Person, unless: (1) the Person formed by or surviving such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “successor”), is a corporation, limited liability company, general partnership or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the successor assumes by supplemental indenture in a form satisfactory to the Trustee all of our obligations under the indenture and the notes; provided, that unless the successor is a corporation, a corporate co-issuer of the notes will be added to the indenture by such supplemental indenture; and (2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.
Upon any such consolidation, merger, lease, conveyance or transfer, the Trustee shall be notified by us or the successor, and the successor formed by such consolidation or into which we are merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, ours under the indenture with the same effect as if such successor had been named as the Company under the indenture and thereafter (except in the case of a lease) we will be relieved of all further obligations and covenants under the indenture and the notes.
SEC Reports. We will, within 15 days after we file the same with the SEC, deliver to the Trustee copies of the annual reports and the information, documents and other reports (or copies of any such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that any such annual reports, information, documents or other reports filed or furnished with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or “EDGAR”) system shall be deemed to be delivered to the Trustee as of the time such information, documents or reports are filed or furnished via EDGAR; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC (to the extent such filings are accepted by the SEC) and provide the Trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, subject to the proviso in the immediately preceding sentence.
Rule 144A Information
At any time we are not subject to Section 13 or 15(d) of the Exchange Act, we will, so long as any of the notes will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and will, upon written request, provide to any holder, beneficial owner or prospective purchaser of such notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such notes pursuant to Rule 144A under the Securities Act. We will take such further action as any holder or beneficial owner of such notes may reasonably request to the extent from time to time required to enable such holder or beneficial owner to sell such notes in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.
Events of Default
The following will be Events of Default with respect to each series of notes:

(1)	default by the Company or any subsidiary guarantor in the payment of principal of or any premium on the notes of such series when due and payable at Maturity;

(2)	default by the Company or any subsidiary guarantor in the payment of any installment of interest on the notes of such series when due and payable and continuance of such default for 30 days;

(3)	default by the Company or any subsidiary guarantor with respect to any other Indebtedness of the Company or any subsidiary guarantor if either

(A)
such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $75.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate, or

(B)	such default results from the failure to pay when due principal of any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of

$75.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;
provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of the notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

(4)
default in the performance, or breach of, any covenant or agreement of the Company or any subsidiary guarantor in the indenture applicable to such series of notes and, in each such case, failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or holders of 25% of the principal amount of the notes; provided, however, that the Company will have 90 days (rather than 60 days) following such written notice to remedy or receive a waiver for any failure to comply with its obligations under the indenture so long as the Company is attempting to remedy any such failure as promptly as reasonably practicable;

(5)	the failure of a Guarantee by a subsidiary guarantor to be in full force and effect, or the denial or disaffirmance by such entity thereof; or

(6)	certain events involving bankruptcy, insolvency or reorganization of the Company or any subsidiary guarantor.
The indenture provides that the Trustee may withhold notice to the holders of each series of notes of any default (except in payment of principal of, or any premium or interest on, any note of such series) if the Trustee determines in good faith that it is in the interest of the holders of such series of notes to do so.
If an Event of Default occurs and is continuing with respect to the notes of either series, the Trustee or the holders of not less than 25% in principal amount of the notes of such series then outstanding may declare the unpaid principal of, and any premium and accrued but unpaid interest on, all of the notes of such series then outstanding to be due and payable. Upon such a declaration, such principal (or other specified amount), and any premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary guarantor occurs and is continuing, the principal of, and any premium and interest on, all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the notes of the series with respect to which a declaration of acceleration has been made may rescind any such acceleration with respect to the notes of such series and its consequences.
No holder of the notes of either series may pursue any remedy under the indenture unless:

(1)	the Trustee shall have received written notice of a continuing Event of Default,

(2)	the Trustee shall have received a request from holders of at least 25% in principal amount of the notes of such series to pursue such remedy,

(3)	the Trustee shall have been offered indemnity reasonably satisfactory to it,

(4)	the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity, and

(5)	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the notes of such series;

provided, however, such provision does not affect the right of a holder of any notes to sue for enforcement of any overdue payment thereon.
The holders of a majority in principal amount of the notes of each series then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain limitations specified in the indenture. The Trustee shall be under no obligation and may refuse to perform any duty or exercise any right, duty or power hereunder unless it receives indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense.
Modification and Waiver
Supplements and amendments to the indenture or the notes of the applicable series may be made by the Company, the subsidiary guarantors and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes of such series and all other series of Debt Securities outstanding under the indenture affected by such amendment or supplement, considered together as a single class; provided that no such modification or amendment may, without the consent of each holder of notes of such series affected thereby,

(1)	reduce the percentage of principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes of such series;

(2)	reduce the rate or change the time for payment of interest, including default interest, if any, on the notes of such series;

(3)	reduce the principal amount of any note of such series or change the Maturity Date of the notes of such series;

(4)	reduce the amount payable upon redemption of any note of such series;

(5)	waive any Event of Default in the payment of principal of, any premium or interest on the notes of such series;

(6)	make any note payable in money other than that stated in such note of such series;

(7)
impair the right of holders of notes of such series to receive payment of the principal of and interest on the notes of such series on the respective due dates therefor and to institute suit for the enforcement of any such payment; or

(8)	make any change in the percentage of principal amount of the notes of such series necessary to waive compliance with certain provisions of the indenture.
Supplements and amendments of the indenture or the notes of the applicable series may be made by the Company, the subsidiary guarantors and the Trustee without the consent of any holders of such series in certain limited circumstances, including:

(1)	to cure any ambiguity, omission, defect or inconsistency; provided that such modification shall not adversely affect the holders of the notes of such series in any material respect;

(2)
to provide for the assumption of the obligations of the Company or any subsidiary guarantor under the indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such subsidiary guarantor;

(3)
to add to, change or eliminate any of the provisions of the indenture; provided that any such addition, change or elimination shall become effective only after there are no such notes entitled to the benefit of such provision outstanding;

(4)	to evidence the acceptance or appointment by a separate Trustee or successor Trustee with respect to the notes of such series or otherwise;

(5)
to reflect the addition or release of any subsidiary guarantor from its Guarantee of the notes of such series, in the manner provided in the indenture, or to secure the notes of such series or the Guarantees;

(6)	to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	to provide for uncertificated notes of such series in addition to certificated notes of such series; or

(8)
to make any change that would provide any additional benefit to the holders of the notes of such series or that does not adversely affect the rights of any holder of the notes of such series in any material respect.

The holders of a majority in aggregate principal amount of the notes of a series then outstanding may waive any past default under the indenture, except a default in the payment of principal, or any premium or interest.
Each holder shall have the right to receive payment of the principal of and interest on the notes of the applicable series at Maturity, or to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such holder. Notwithstanding the foregoing and for the avoidance of doubt, no amendment to, or deletion or waiver of any of, the covenants set forth in the indenture or any action taken by the Company or any subsidiary guarantor not prohibited by the indenture (in each case other than with respect to actions described above that require the consent of each holder of a note of the applicable series affected then outstanding) shall be deemed to impair or affect any rights of any holder to receive such payment.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have its obligations discharged with respect to the notes of either series (“Legal Defeasance”). Such Legal Defeasance means that the Company and any subsidiary guarantor will be deemed to have paid and discharged the entire Indebtedness represented by the notes of such series then outstanding and any Guarantees thereof, except for:

(1)
the rights of holders of notes of such series then outstanding to receive payments solely from the trust fund described in the following paragraph in respect of the principal of, and any premium and interest on, such notes when such payments are due;

(2)
the Company’s obligations with respect to such notes concerning the issuance of temporary notes, transfers and exchanges of the notes of such series, replacement of mutilated, destroyed, lost or stolen notes of such series, the maintenance of an office or agency where the notes of such series may be surrendered for transfer or exchange or presented for payment, and duties of paying agents;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company under either series of notes released with respect to certain covenants described under “—Certain Covenants” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such series of notes. In the event Covenant Defeasance occurs with respect to a series of notes, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default with respect to such series. If we exercise our Legal Defeasance or Covenant Defeasance option with respect to a series of notes, each subsidiary guarantor will be released from all its obligations under the indenture and its Guarantee of such notes.
In order to exercise either Legal Defeasance or Covenant Defeasance under the indenture:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes of the applicable series, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and any premium and interest on, the outstanding notes of such series on each date on which such principal and any premium and interest is due and payable or on any redemption date established pursuant to the indenture;

(2)	in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that

(A)	the Company has received from or there has been published by, the Internal Revenue Service a ruling or

(B)
since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of the applicable series then outstanding will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the holders of the notes of the applicable series then outstanding will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement, other than the indenture, or instrument to which the Company is a party or by which the Company is bound;

(6)
the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes of such series over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)
the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

Satisfaction and Discharge
The Company may discharge all its obligations under the indenture with respect to the notes of a series, other than its obligation to register the transfer and exchange of notes of such series, provided that it either:

(1)	delivers all notes of such series then outstanding to the Trustee for cancellation; or

(2)
all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their Maturity within one year or are called for redemption within one year, and in the case of this bullet point the Company has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including any premium and interest to the Maturity Date or applicable redemption date.

Governing Law
The indenture will provide that it, the notes of the applicable series and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
The Trustee
We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own our Debt Securities, including the notes.
The Trustee is permitted to become an owner or pledgee of the notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.
In case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its powers under the indenture at the request of any of the holders of the notes of the applicable series, unless such holders have offered the Trustee indemnity reasonably satisfactory to it.
Certain Definitions
The following is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms and for the definitions of capitalized terms used in this prospectus and not defined below.
“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means, without duplication, as of the date of determination, (a) the sum of
(1)    discounted future net revenue from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Company’s internal engineers) in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to any acquisition consummated since the date of such yearend reserve report and (B) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Subsidiaries produced or disposed of since the date of such yearend reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Subsidiaries since the date of such year-end reserve report attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases may be estimated by the Company’s engineers,
(2)    the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,
(3)    the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and
(4)    the greater of (A) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements, minus (b) the sum of

(1)	minority interests,

(2)	any gas balancing liabilities of the Company and its Subsidiaries reflected as a long-term liability in the Company’s latest annual or quarterly financial statements,

(3)
the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

(4)
the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(1) above (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto, and

(5)
the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Board of Directors” means, with respect to any Person, the Board of Directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors or such other governing body.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, partnership or limited liability company interests or other equity securities (including, without limitation, beneficial interests in or other securities of a trust) and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Company’s existing credit facility and term loan) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $25 million.
“Debt Securities” means the Company’s debentures, notes, bonds or other evidence of indebtedness in one or more series.
“Disqualified Stock” means, with respect to a series of notes, any Capital Stock that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (1) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale), (2) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale), or (3) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would otherwise constitute Disqualified Stock, in the case of each of clauses (1), (2) and (3), prior to the date that is 91 days after the maturity date of the notes of such series at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Company or the Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations, or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant of the Company, any Subsidiary, or any other Person in which the Company or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or the Subsidiaries in order to satisfy applicable statutory or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.
“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such Indebtedness includes any right of participation with Capital Stock, shall not be deemed to be an Equity Interest unless and until such instrument is so converted or exchanged.
“Equity Offering” means any public or private sale after the Issue Date of Capital Stock of the Company (other than Disqualified Stock) other than:

(1)	public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8; and

(2)	issuances to any Subsidiary.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Existing Notes” means (a) with respect to the 2025 notes, the Company’s outstanding (a) 7.25% Senior Notes due 2018, (b) Floating Rate Senior Notes due 2019, (c) 6.625% Senior Notes due 2020, (d) 6.875% Senior Notes due 2020, (e) 6.125% Senior Notes due 2021, (f) 5.375% Senior Notes due 2021, (g) 4.875% Senior Notes due 2022, (h) 8.00% Senior Secured Second Lien Notes due 2022, (i) 5.75% Senior Notes due 2023, (j) 5.5% Convertible Senior Notes due 2026 and (k) 2.25% Contingent Convertible Senior Notes due 2038 and (b) with respect to the 2027 notes, the Company’s outstanding (a) 7.25% Senior Notes due 2018, (b) Floating Rate Senior Notes due 2019, (c) 6.625% Senior Notes due 2020, (d) 6.875% Senior Notes due 2020, (e) 6.125% Senior Notes due 2021, (f) 5.375% Senior Notes due 2021, (g) 4.875% Senior Notes due 2022, (h) 8.00% Senior Secured Second Lien Notes due 2022, (i) 5.75% Senior Notes due 2023, (j) 8.00% Senior Notes due 2025, (k) 5.5% Convertible Senior Notes due 2026 and (l) 2.25% Contingent Convertible Senior Notes due 2038.
“Funded Debt” means, with regard to any Person, all Indebtedness incurred, created, assumed or guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.
“Guarantee” means, with respect to the notes of a series, individually and collectively, the guarantees given by the subsidiary guarantors pursuant to the indenture.

“Indebtedness” means, without duplication, with respect to any Person,
(a)    all obligations of such Person, including those evidenced by bonds, notes, debentures or similar instruments, for the repayment of money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);
(b)    all liabilities of others of the kind described in the preceding clause (a) that such Person has guaranteed; and
(c)    Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(1)	the full amount of such obligations so secured, and

(2)	the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board.
Neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.
“Investment” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments or advances on a balance sheet of such Person prepared in accordance with GAAP.
“Issue Date” means December 20, 2016 with respect to the 2025 notes and June 6, 2017 with respect to the 2027 notes.
“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof or other similar agreement to sell, in each case securing obligations of such Person).
“Maturity” means, with respect to the notes of a series, the date on which the principal of the notes of such series or an installment of principal becomes due and payable as provided therein or by the indenture, whether at the Maturity Date or by declaration of acceleration, call for redemption or otherwise.
“Maturity Date” means, with respect to the 2025 notes, January 15, 2025, and with respect to the 2027 notes, June 15, 2027.
“Net Available Proceeds” means, with respect to any Sale/Leaseback Transaction of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale/Leaseback Transaction and which is actually so repaid.

“Net Working Capital” means (i) all current assets of the Company and its Subsidiaries, minus (ii) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness.
“Oil and Gas Business” means the business of the exploration for, and exploitation, development, production, processing, marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).
“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against price fluctuations of oil, gas or other commodities.
“Permitted Liens” means
(1)    Liens existing on the Issue Date;
(2)    Liens securing Indebtedness under Credit Facilities;
(3)    Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided, that such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under the Credit Facilities;
(4)    Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;
(5)    Liens upon (i) any property of or any interests in any Person existing at the time of acquisition of such property or interests by the Company or a Subsidiary, (ii) any property of or interests in a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such property of or interests in such Person to the Company or any Subsidiary, or (iii) any property of or interests in a Person existing at the time such Person becomes a Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that in each such case no such Lien shall extend to or cover any property of the Company or any Subsidiary other than the property being acquired and improvements thereon;
(6)    Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;
(7)    Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(8)    purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (i) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (ii) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets;
(9)    Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;
(10)    Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business;

(11)    Liens securing obligations of the Company or any of its Subsidiaries under Oil and Gas Hedging Contracts;
(12)    Liens in favor of the United States, any state thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including without limitation, Liens to secure Funded Debt of the pollution control or industrial revenue bond type; and
(13)    Liens in favor of the Company or any subsidiary guarantor.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means any property interest in oil and gas reserves located in the United States owned by the Company or any Subsidiary and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds two percent of Adjusted Consolidated Net Tangible Assets, except any such property interest or interests that in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.
Without limitation, the term “Principal Property” shall not include:
(1)    property or assets employed in gathering, treating, processing, refining, transportation, distribution or marketing,
(2)    accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by the Company or any of its Subsidiaries, and all related rights of the Company or any of its Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or
(3)    the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.
“Restricted Subsidiary” means any Subsidiary that, as of the applicable date of determination, (i) is a subsidiary guarantor or (ii) directly owns or leases any Principal Property.
“Sale/Leaseback Transaction” means with respect to the Company or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any Principal Property which was acquired or placed into service more than one year prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person; provided, that the term “Sale/Leaseback Transaction” shall not include any such arrangement that does not provide for a lease by the Company or any of its Restricted Subsidiaries with a period, including renewals, of more than three years. For the avoidance of doubt, a transaction primarily involving Dollar-Denominated Production Payments or Volumetric Production Payments shall not be deemed to be a Sale/Leaseback Transaction.
“Senior Indebtedness” means any Debt Securities or other Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the date of the indenture or thereafter incurred), unless such Debt Securities or Indebtedness is contractually subordinate or junior in right of payment of principal of, and any premium and interest on, the notes or the Guarantees, respectively.
“Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means
(1)    a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,
(2)    a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or
(3)    any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the Board of Directors of such Person.
“subsidiary guarantor” means, with respect to notes of a series, (i) each of the Subsidiaries that executes the indenture as a subsidiary guarantor until such time as such Subsidiary shall no longer be a subsidiary guarantor pursuant to the indenture; and (ii) each other Subsidiary that becomes a guarantor of the notes of such series in compliance with the provisions of the indenture until such time as such Subsidiary shall no longer be a subsidiary guarantor pursuant to the indenture.
“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.
“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.
“Volumetric Production Payments” means sales of limited-term overriding royalty interests in natural gas and oil reserves that (i) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (ii) are free and clear of all associated future production costs and capital expenditures; (iii) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (iv) transfer title of the reserves to the purchaser; and (v) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.
“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors of such Person.

BOOK-ENTRY, DELIVERY AND FORM
Except as set forth below, each series of exchange notes will be represented by one or more permanent global notes in registered form without interest coupons (“global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes of the applicable series may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes of the applicable series in registered certificated form (“certificated notes”) except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of such series of notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.
DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of participants with portions of the principal amount of the global notes; and

(2)
ownership of these interests in global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in global notes). Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in global notes who are not participants may hold their interests therein indirectly through organizations that are participants in DTC’s system. All interests in the global notes are subject to the procedures and requirements of DTC.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a global note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.
Except as described below, owners of an interest in global notes will not have exchange notes registered in their names, will not receive physical delivery of certificated exchange notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of and any premium and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange notes, including global notes, are registered as the owners of such exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of exchange notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the exchange notes as to which that participant or those participants has or have given the relevant direction.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants in DTC, it is under no obligation to perform those procedures, and may discontinue or change those procedures at any time. None of us, the subsidiary guarantors or the trustee or any of our respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a certificated note in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

•
DTC (1) notifies us that it is unwilling or unable to continue as depositary for the applicable Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days;

•	we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

•	there has occurred and is continuing an event of default with respect to the exchange notes and DTC requests the issuance of certificated notes.

In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax considerations, as of the date of this prospectus, relevant to U.S. holders (as defined below) relating to the exchange of outstanding notes for exchange notes pursuant to the exchange offers. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described in this discussion. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. holder (as defined below) would ultimately prevail in a final determination by a court.

This summary only applies to “U.S. holders” (as defined below) who acquired their outstanding notes upon original issuance, exchange their outstanding notes for exchange notes, and hold the outstanding notes and exchange notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This summary does not discuss any aspect of U.S. federal tax law other than income taxation, and does not address state, local or foreign tax considerations. Moreover, this summary does not address all aspects of U.S. federal income taxation that may be relevant to holders, nor does it address all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as:

•
tax consequences to investors that may be subject to special tax treatment, including brokers, dealers in securities, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans and other tax-deferred accounts, insurance companies, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), certain former citizens or former long-term residents of the United States, persons who constructively own 10% or more of Chesapeake’s voting stock, or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•
tax consequences to persons holding outstanding notes or exchange notes as a part of an integrated or conversion transaction or a straddle, or persons deemed to sell exchange notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; and

•	tax consequences under the alternative minimum tax provisions of the Code.

Investors should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their own specific situations, as well as consequences arising under other federal tax laws (such as the federal estate or gift tax laws) and the laws of any state, local, foreign or other taxing jurisdiction.

As used herein, a “U.S. holder” is a beneficial owner of an outstanding note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that either (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds outstanding notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Any beneficial owner holding outstanding notes through an entity or arrangement that may be treated as a partnership for U.S. federal income tax purposes is urged to consult its own tax advisor regarding the tax consequences of the exchange offers to such partner.

Exchange of Notes Pursuant to the Exchange Offers

The exchange of the outstanding notes for exchange notes should not constitute a taxable exchange. As a result, (1) a U.S. holder should not recognize a taxable gain or loss as a result of exchanging such holder’s outstanding notes for exchange notes; (2) the holding period of the exchange notes received should include the holding period of the applicable outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange. U.S. holders should consult their own tax advisors regarding the potential U.S. federal income tax consequences of the exchange of the outstanding notes for exchange notes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH HOLDER TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION
Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offers in exchange for the applicable series of outstanding notes if:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business; and

•
you have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act.

•	You may not participate in the exchange offers unless:

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us; and

•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, you agree to deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as these exchange offers, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for their own account in exchange for the applicable series of outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on May 21, 2018, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

If you wish to exchange notes for your outstanding notes in the exchange offers, you will be required to make representations to us as described in “Exchange Offers—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offers. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for the applicable series of outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions:

•	in the over the counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale; at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

We have agreed to indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
The validity of the exchange notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain matters of Oklahoma law will be passed upon for us by Derrick & Briggs, LLP, Oklahoma City, Oklahoma. Certain matters of Michigan law will be passed upon for us by Loomis, Ewert, Parsley, Davis & Gotting, P.C., Lansing, Michigan.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Estimates of the natural gas and oil reserves of Chesapeake Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2017, were based in part upon reserve reports prepared by Software Integrated Solutions, Division of Schlumberger Technology Corporation, an independent petroleum engineer.

ANNEX A – LETTER OF TRANSMITTAL
Chesapeake Energy Corporation

Offers to Exchange
$1,300,000,000 of 8.00% Senior Notes due 2025
that have been registered under the Securities Act of 1933
for any and all outstanding
$1,300,000,000 of 8.00% Senior Notes due 2025
that have not been registered under the Securities Act of 1933
and
$1,300,000,000 of 8.00% Senior Notes due 2027
that have been registered under the Securities Act of 1933
for any and all outstanding
$1,300,000,000 of 8.00% Senior Notes due 2027
that have not been registered under the Securities Act of 1933

Pursuant to the Exchange Offers and Prospectus dated April 11, 2018

The exchange agent for the exchange offers is:

Deutsche Bank Trust Company Americas

By Mail:
DB Services Americas, Inc.
MS: JCK01-0218
Attention: Reorg. Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Overnight Mail or Courier:
DB Services Americas, Inc.
MS: JCK01-0218
Attention: Reorg. Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Email: DB.Reorg@db.com	By Telephone: (877) 843-9767
IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 8.00% SENIOR NOTES DUE 2025 (THE “OUTSTANDING 2025 NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 8.00% SENIOR NOTES DUE 2025 OR CURRENTLY OUTSTANDING 8.00% SENIOR NOTES DUE 2027 (THE “OUTSTANDING 2027 NOTES” AND, TOGETHER WITH THE OUTSTANDING 2025 NOTES, THE “OUTSTANDING NOTES”) PURSUANT TO THE EXCHANGE OFFERS, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the prospectus, dated April 11, 2018 (the “Prospectus”), of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offers (the “Exchange Offers”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to exchange its 8.00% Senior Notes due 2025 (the “2025 Exchange Notes”) for a like principal amount of Outstanding 2025 Notes and its 8.00% Senior Notes due 2027 (the “2027 Exchange Notes” and, together with the 2025 Exchange Notes, the “Exchange Notes”) for a like principal amount of Outstanding 2027 Notes. Assuming the 2025 Exchange Notes are issued prior to July 15, 2018, holders of Outstanding 2025 Notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the Outstanding 2025 Notes from January 15, 2018 until the date of the issuance of the 2025 Exchange Notes. Assuming the 2027 Exchange Notes are issued prior to June 15, 2018, holders of Outstanding 2027 Notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the Outstanding 2027 Notes from December 15, 2017 until the date of the issuance of the 2027 Exchange Notes.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offers at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offers are extended. To extend the Exchange Offers, the Company will notify the Exchange Agent of any extension. The Company will notify the holders of Outstanding Notes of the extension via a press release issued no later than 9:00 a.m. New York City time on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offers—Procedures for Tendering.” DTC participants that are accepting the Exchange Offers must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offers, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering Outstanding Notes in the Exchange Offers, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.
By tendering Outstanding Notes in the Exchange Offers, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

3.
The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4.
The Exchange Offers are being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “Commission”), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offers may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

5.	By tendering Outstanding Notes in the Exchange Offers, you represent and warrant that:

a.	the Exchange Notes acquired pursuant to the Exchange Offers are being obtained in the ordinary course of your business;

b.	you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

c.	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company;

d.	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

e.
if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for the corresponding series of Outstanding Notes, you acquired those Outstanding Notes that were acquired as result of market-making activities or other trading activities, you will deliver the Prospectus (or, to the extent permitted by law, make available the Prospectus) to purchasers in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

f.
any broker-dealer or holder using the Exchange Offers to participate in a distribution of Exchange Notes to be acquired in the Exchange Offers, (i) could not under Commission policy as in effect on the date of the Prospectus rely on the position of the Commission enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for the corresponding series of Outstanding Notes acquired by such holder directly from the Company.

6.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFERS

1.     Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2.     Partial Tenders.

Tenders of each series of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes of each series is not tendered, then Outstanding Notes of such series for the principal amount of such Outstanding Notes not tendered and corresponding Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.     Validity of Tenders.

The Company will determine in its sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. The Company’s determination will be final and binding. The Company reserves the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes the Company’s acceptance of which might, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defect, irregularities or conditions of tender as to particular Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offers (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent, nor any other person will incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering promptly following the Expiration Date.

Until May 21, 2018 all dealers that effect transactions in the Exchange Notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Chesapeake Energy Corporation

Offers to Exchange
$1,300,000,000 of 8.00% Senior Notes due 2025
that have been registered under the Securities Act of 1933
for
$1,300,000,000 of 8.00% Senior Notes due 2025
that have not been registered under the Securities Act of 1933
and
$1,300,000,000 of 8.00% Senior Notes due 2027
that have been registered under the Securities Act of 1933
for
$1,300,000,000 of 8.00% Senior Notes due 2027
that have not been registered under the Securities Act of 1933